Exhibit 99.1

Capstone Turbine Reports First Quarter Fiscal 2020 Financial Results

Gross Margin Expands to 15% From 9% in the Year Ago First Quarter

1.7:1 Product Book-to-Bill Positive for 3rd Consecutive Quarter

Financial Results Webcast to be Held Today, August 8, 2019, at 1:45 PM PT, 4:45 PM ET

VAN NUYS, Calif., August 8, 2019 (ACCESSWIRE) -- Capstone Turbine Corporation (www.capstoneturbine.com) (NASDAQ: CPST), the world’s leading clean technology manufacturer of microturbine energy systems reports financial results for its fiscal first quarter ended June 30, 2019.

Financial Highlights of Fiscal 2020 First Quarter:

•	Gross margin increased $1.1 million, or 61%, to $2.9 million from $1.8 million for the first quarter of fiscal 2019
•	Gross margin percentage expanded by 67% to 15% from 9% in the year ago first quarter
•	Total revenue from accessories, parts and service increased $1.5 million, or 20%, to $9.1 million from $7.6 million for the same quarter last year
•	The company set a new record for quarterly Factory Protection Plan (“FPP”) revenue at $4.2 million
•	Service revenue grew $0.5 million in the quarter, representing an 11% growth on a sequential basis over the fourth quarter
•	New gross product book-to-bill ratio for the first quarter was 1.7:1 compared with 1.4:1 for the fourth quarter and 1.3:1 in the third quarter of fiscal 2019
•	Reported new gross product bookings for the quarter of $17.4 million, representing a 7% increase year-over-year
•	New gross product book-to-bill ratio was positive for the third consecutive quarter and fifth time in the last six quarters
•	Adjusted EBITDA loss was $3.4 million, compared to Adjusted EBITDA loss of $3.9 million the first quarter of fiscal 2019

Business Update for Fiscal 2020 First Quarter:

Product Revenue

Capstone shipped 9.5 megawatts (“MWs”) across a diverse set of distributors in assorted geographies as the company continues to diversify and grow its global business. Revenue in the U.S. was powered by E-Finity Distributed Generation in Pennsylvania, Cal Microturbine in California and Horizon Power in New Mexico. International revenue was driven by longtime partners DTC Soluciones in Mexico, Optimal Group in Australia, E-Quad Power Systems in Germany and newcomer, Innovative Energy in Jamaica.

The company booked new gross product orders of approximately $17.4 million for a book-to-bill ratio of 1.7:1 in the first quarter compared with $16.3 million of new gross product orders booked during the year-ago first quarter for a book-to-bill ratio of 1.2:1. This represents a 7% increase year-over-year, or $1.1 million.

The largest single new product order during the quarter was 9.6 MWs sold directly by the company to a new customer, Green Energy Sustainable Solutions, Inc. (“GESS”).  Since 1997, the GESS team has been offering customers custom designed and built, green energy and energy efficiency solutions worldwide.

Providing solutions for over 21 years, GESS has completed over 350 projects worldwide. The initial biogas projects will be developed in six U.S. locations within Idaho, Missouri, and North Carolina.

Capstone continues to focus on vertical markets identified as having the greatest near-term potential. During the quarter the company shipped 52% of its products to the energy efficiency market, 43% to natural resources, and 5% to the renewable energy segment.

Aftermarket Parts and Services Revenue

The aftermarket service business continued to grow during the first quarter of fiscal 2020, mainly due to additional revenue from Capstone’s innovative Distributor Support System (“DSS”) program in combination with a record quarter for FPP revenue at $4.2 million and rental income from the new factory long-term rental program. Accessories, parts and service revenue increased 20% to $9.1 million in the first quarter, compared to $7.6 million in the year ago quarter.

During the quarter, the company expanded its long-term rental fleet from the initial launch of 3.6 MWs last fall, to a total of 4.6 MWs.  Additionally, during the quarter, the company signed a rental agreement for an additional 1.6 MWs, to be shipped in August, which will bring the total rental fleet to 6.2 MWs. This puts the company well on its way to reaching its near-term strategic goal of deploying a 10 MW microturbine rental fleet.  Long-term rentals are a critical part of Capstone’s 100% expense absorption strategy and are expected to significantly help the company reach its near-term profitability goals.

Capstone’s initiatives to expand the aftermarket service business gross margin made material progress in the quarter, with gross margin increasing to 31% from 23%, compared with the same quarter last year and with a long-term target of 50% gross margin. Gross margin was positively impacted by lower expense associated with a defective supplier part and the required field replacement costs, which has been negatively impacting and masking Capstone’s overall gross margin over the past several quarters.

This negative effect is expected to reduce further over the next three quarters, helping to significantly improve the accessories, parts and service gross margin, which provides the majority of the overall gross margin and drives profitability. Additionally, the gross margin benefited from the improved pricing across Capstone’s aftermarket parts business associated with initiatives implemented in April 2019. The company is also seeing the benefits of its Extensive Parts Remanufacturing (“EPR”) program, implemented back in 2015, to reduce material costs associated with Capstone’s expanding aftermarket service business. The program has generated $15 million in cumulative savings during the last four years, which support Capstone’s continued progress to increase gross margin and achieve near-term profitability.

New Technology and Product Development

On the technology front, during the quarter, Capstone received two new patents by the U.S. Patent and Trademark Office, supporting its strategic initiative targeting the expansion of multiple fuels for microturbine operation. Fuel flexibility is a key competitive advantage of microturbine technology as it allows customers to select the lowest cost and most abundant fuel to power their low emission microturbine energy solution.

The first patent is for a multiple-fuel capable, pre-mixed, low emission injector for high flame speed fuel combustion. This patent is the foundation for continued development in achieving high reliability and performance with hydrogen content fuels. Capstone is seeing an increased interest in hydrogen from Australia, Japan, and Europe.

The other patent is for a multi-staged, lean, pre-vaporizing, pre-mixing fuel injector providing ultra-low emissions that meet EPA Tier 4 requirements for power generation. With these new injectors, exhaust emissions from these engines will be required to decrease by more than 90%.

Strategic Objectives Update

Capstone has set out four key strategic, long-term objectives with a progress report set out below:

1.	Improve Quarterly Working Capital, Cash Flow and Balance Sheet

Capstone took key steps to lower its direct material costs by executing on multiple long-term supply agreements (“LTAs”) under its Capstone Strategic Supplier (“CSS”) program, which when fully implemented is expected to reduce the direct material costs by an estimated $3.0 million per year. The reduction in material costs will directly benefit Capstone’s working capital and cash flow. Capstone also adopted a new tax benefit preservation plan to preserve valuable net operating losses, which the company believes are an undervalued asset and will be beneficial to cash flow at the start of generating profits. In addition, the company’s lease at the recently departed Chatsworth, California facility expires in September 2019 and will improve cash flow in excess of $1.2 million annually.

2.	Double-Digit Revenue Growth Through Accelerating Product Sales

Product revenue for the first quarter of fiscal 2020 decreased by $3.5 million to $10.1 million compared with $13.6 million for the year ago quarter. The decrease in product revenue was partly due to Capstone’s allocation of 1 MW of product production slots into the company’s new long-term rental fleet and 0.6 MWs of production slots allocated to a biogas-to-energy demonstration project in Asia.

The book-to-bill ratio expanded to 1.7:1 in the first quarter, compared with 1.4:1 for the fourth quarter and 1.3:1 in the third quarter. Reported new gross product bookings for the quarter was $17.4 million, representing a 7% increase year-over-year. New gross product book-to-bill ratio was positive for the third consecutive quarter and for the fifth time out of the last six quarters, further demonstrating that the company’s growth initiatives are having a positive impact and driving future growth of quarterly product sales.

3.	Diversify the Company into New Market Verticals and New Geographies

Capstone secured business from 16 distributors, OEMs and direct customers representing 15 different countries during the first quarter of fiscal 2020 while continuing to gain interest in most major market verticals. The development and maturation of new distributors and new geographies has been a key factor to the future growth strategy and specifically important in markets such as India, Africa, Latin America, the Middle East, and the Caribbean.

Overview of the company’s activity in select verticals:

Energy Efficiency Vertical – CHP/CCHP – During the quarter, Capstone announced a second follow-on order for its third microturbine installation at the Couples Resorts property in Jamaica, for an 800kW microturbine along with a 20-year FPP.  In addition, Capstone secured an order for a global hotel chain in New York City for four C65s combined heat and power (“CHP”) microturbines. Another order for two C200 systems to provide combined cooling, heat and power (“CCHP”) for a global biotechnology company headquartered in Western Germany was received, together with an additional order for two C200 microturbines for a chemical manufacturer in Italy.

Natural Resources Vertical – Oil & Gas – Capstone secured an order to provide 1.2 MWs of energy to power a facility in Southern Iraq and the company received another repeat order for a 1 MW microturbine system that will be used to power a compression station in the Mid-Atlantic in the U.S. In addition, Capstone also received its first Signature Series microturbine order for India. The unit will be installed in the Northeastern region of the country, and the flare gas-fueled microturbine will be used to generate on-site power for the remote oilfield operation, while also reducing the flaring of associated gas. As a newly developed market for Capstone, India has the potential to become a significant part of its global expansion and contribute to revenue diversification as Capstone continues its efforts to diversify its verticals and geographies. Lastly, Capstone also secured multiple orders for its C600 microturbines both domestically and in Europe, and 1.4 MWs of microturbine orders are destined for a large beverage company in Brazil.

Renewable Energy Vertical – Capstone also signed a long-term national account agreement with GESS and secured an initial order for 9.6 MWs which consists of twelve Signature Series microturbines for multiple U.S, renewable natural gas projects. The initial 9.6 MW order is the largest order received by the company in over four years, and shipments are expected to commence in early 2020 and conclude by the end of the year.

4.	Increase Service/OpEx Absorption Driving Toward 100% Absorption

During the last quarter, Capstone continued to sign new FPP long-term service contracts leading to a total of 242 MWs under a long-term contract. Total FPP contract backlog stands at a record $79 million. As a reminder, as part of the company’s updated annual target, the objective is for accessories, parts and service revenue to account for approximately one-third of the aggregate revenue at target gross margin and is critical in order to meet the overall profitability goals.

Financial Results for Fiscal 2020 First Quarter

Total revenue for the quarter decreased $2.0 million to $19.2 million, compared with total revenue of $21.2 million in the year ago first quarter. The decrease in revenue was a result of lower product shipments due to Capstone’s allocation of 1 MW of product production slots into the company’s new long-term rental fleet and 0.6 MWs for a biogas to energy demonstration project in Asia.

Accessories, parts and service revenue, on a year-over-year basis, grew $1.5 million, or 20%, compared to $7.6 million for the first quarter of fiscal 2019. The increase is primarily due to revenue from the new factory long-term rental program and the growing aftermarket service business.

Gross margin grew significantly for the first quarter compared to the same period last year despite $2.0 million in lower total revenue. Gross margin increased $1.1 million from $1.8 million in the year ago quarter, to $2.9 million, representing a 61% increase. Gross margin as a percentage of revenue expanded to 15% from 9% in the year ago quarter.

Operating expenses in the first quarter of fiscal 2020 were $7.1 million, an increase of $0.5 million, from $6.6 million in the year ago first quarter. The increase is primarily due to increased sales-related expenses, which includes a new racing sponsorship, tradeshows and other marketing costs because of additional funding from the DSS program. In addition, operating expenses were up primarily due to labor costs.

Adjusted EBITDA loss was $3.4 million for the first quarter of fiscal 2020, compared to Adjusted EBITDA loss of $3.9 million in the year ago quarter. Adjusted EBITDA loss per share was $0.05 compared to $0.06 the year ago quarter.

Cash and cash equivalents were $24.6 million as of June 30, 2019, compared to $29.7 million as of March 31, 2019.

ESG Update

As part of Capstone’s focus on environmental, social and governance (“ESG”) practices, Robert F. Powelson was appointed to Capstone’s Board of Directors on June 10, 2019. Mr. Powelson is the current President and Chief Executive Officer of the National Association of Water Companies (“NAWC”) based in Washington, DC. Prior to joining NAWC, Mr. Powelson served as a Commissioner on the Federal Energy Regulatory Commission (“FERC”) which is composed of five commissioners who are nominated by the President and confirmed by the Senate. FERC is the federal agency that regulates the transmission and sale of electricity and natural gas and transportation of oil by pipeline in interstate commerce. FERC also reviews proposals to build interstate natural gas pipelines, natural gas storage projects, and liquefied natural gas (“LNG”) terminals.

Mr. Powelson brings a wealth of U.S. energy and shale industry knowledge and experience directly to the Capstone Board of Directors and Management Team. His prior years of service in the public policy arena has led to him being regarded as an experienced executive and prominent thought leader within the energy industry space. Mr. Powelson’s vast contacts and proven industry know-how will be an indispensable asset for the company.

Conference Call and Webcast

Capstone will host a live webcast August 8, 2019, at 1:45 PM Pacific Time (4:45 PM Eastern Time) to provide the results of the first quarter fiscal 2020 ended June 30, 2019. Capstone will discuss its financial results and will provide an update on its business activities. At the end of the conference call, Capstone will host a question-and-answer session to provide an opportunity for financial analysts to ask questions. Investors and interested individuals are invited to listen to the webcast by logging on to Capstone’s investor relation’s webpage at www.capstoneturbine.com. A replay of the webcast will be available on the website for 30 days.

About Capstone Turbine Corporation

Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq: CPST) is the world’s leading producer of highly efficient, low-emission, resilient microturbine energy systems. Capstone microturbines serve multiple vertical markets worldwide, including natural resources, energy efficiency, renewable energy, critical power supply, transportation and microgrids. Capstone offers a comprehensive product lineup, providing scalable systems focusing on 30 kWs to 10 MWs that operate on a variety of gaseous or liquid fuels and are the ideal solution for today's distributed power generation needs. To date, Capstone has shipped over 9,000 units to 73 countries and has saved customers an estimated $253 million in annual energy costs and 350,000 tons of carbon.

For more information about the company, please visit www.capstoneturbine.com. Follow Capstone Turbine on Twitter,  LinkedIn and YouTube.

Safe Harbor Statement

This press release contains “forward-looking statements,” as that term is used in the federal securities laws. Forward-looking statements may be identified by words such as “expects,” “believes,” “anticipates,” “objective,” “intend,” “targeted,” “plan” and similar phrases. These forward-looking statements are subject to numerous assumptions, risks and uncertainties described in Capstone’s filings with the Securities and Exchange Commission that may cause Capstone’s actual results to be materially different from any future results expressed or implied in such statements. Capstone cautions readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Capstone undertakes no obligation, and specifically disclaims any obligation, to release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Financial Tables to Follow

CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

(Unaudited)

	June 30,	March 31,
	2019	2019
Assets
Current Assets:
Cash and cash equivalents	$24,612	$29,727
Accounts receivable, net of allowances of $5,468 at June 30, 2019, and $5,298 at March 31, 2019	14,820	16,222
Inventories, net	20,481	20,343
Prepaid expenses and other current assets	4,407	3,818
Total current assets	64,320	70,110
Property, plant, equipment and rental assets, net	6,048	5,291
Non-current portion of inventories	1,407	1,403
Intangible assets, net	131	187
Other assets	8,492	2,972
Total assets	$80,398	$79,963
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$15,252	$16,638
Accrued salaries and wages	1,360	1,637
Accrued warranty reserve	2,448	2,614
Deferred revenue	7,766	7,167
Current portion of notes payable and lease obligations	1,181	31
Total current liabilities	28,007	28,087
Deferred revenue - non-current	1,121	1,069
Term note payable, net	27,389	27,099
Long-term portion of notes payable and lease obligations	4,836	212
Other long-term liabilities	—	342
Total liabilities	61,353	56,809
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized; none issued	—	—
Common stock, $.001 par value; 515,000,000 shares authorized, 73,407,734 shares issued and 73,144,573 shares outstanding at June 30, 2019; 71,971,586 shares issued and 71,709,203 shares outstanding at March 31, 2019	73	72
Additional paid-in capital	905,221	903,738
Accumulated deficit	(884,477)	(878,884)
Treasury stock, at cost; 263,162 shares at June 30, 2019, and 262,383 shares at March 31, 2019	(1,772)	(1,772)
Total stockholders’ equity	19,045	23,154
Total liabilities and stockholders' equity	$80,398	$79,963

CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30,
	2019	2018
Revenue:
Product, accessories and parts	$14,073	$17,085
Service	5,171	4,104
Total revenue	19,244	21,189
Cost of goods sold:
Product, accessories and parts	12,232	15,630
Service	4,147	3,737
Total cost of goods sold	16,379	19,367
Gross margin	2,865	1,822
Operating expenses:
Research and development	938	932
Selling, general and administrative	6,237	5,651
Total operating expenses	7,175	6,583
Loss from operations	(4,310)	(4,761)
Other income (expense)	1	(14)
Interest expense	(1,276)	(118)
Loss before provision for income taxes	(5,585)	(4,893)
Provision for income taxes	8	4
Net loss	$(5,593)	$(4,897)

Net loss per common share—basic and diluted	$(0.08)	$(0.08)
Weighted average shares used to calculate basic and diluted net loss per common share	72,578	61,762

CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

(In thousands)

	Three months ended
Reconciliation of Reported Net Loss to EBITDA and Adjusted EBITDA	June 30,
	2019	2018
Net loss, as reported	$(5,593)	$(4,897)
Interest expense	1,276	118
Provision for income taxes	8	4
Depreciation and amortization	373	287
EBITDA	$(3,936)	$(4,488)

Stock-based compensation	262	227
Restructuring charges	300	403
Adjusted EBITDA	$(3,374)	$(3,858)

To supplement the company’s unaudited financial data presented on a generally accepted accounting principles (GAAP) basis, management has used EBITDA and Adjusted EBITDA, non-GAAP measures. These non-GAAP measures are among the indicators management uses as a basis for evaluating the company’s financial performance as well as for forecasting future periods. Management establishes performance targets, annual budgets and makes operating decisions based in part upon these metrics. Accordingly, disclosure of these non-GAAP measures provides investors with the same information that management uses to understand the company’s economic performance year-over-year. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or other measures prepared in accordance with GAAP.

EBITDA is defined as net income before interest, provision for income taxes, and depreciation and amortization expense. Adjusted EBITDA is defined as EBITDA before stock-based compensation expense, restructuring charges, and the change in warrant valuation. Restructuring charges include facility consolidation costs and costs related to the company’s cost reduction initiatives.

EBITDA and Adjusted EBITDA are not measures of the company’s liquidity or financial performance under GAAP and should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of its liquidity.

While management believes that the non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these measures. The measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation. Management compensates for these limitations by relying primarily on the company’s GAAP results and by using EBITDA and Adjusted EBITDA only supplementally and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP.

“Capstone” and “Capstone Microturbine” are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

CONTACT:

Capstone Turbine Corporation

Investor and investment media inquiries:

818-407-3628

ir@capstoneturbine.com

Integra Investor Relations

Shawn M. Severson

415-226-7747

cpst@integra-ir.com